MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
*** PRESS RELEASE ***

1st QUARTER EARNINGS ANNOUNCED

New Berlin, WI (April 29, 2005). Merchants & Manufacturers Bancorporation, Inc. (“Merchants”) announced first quarter 2005 net income of $1.8 million, or $0.49 per diluted share, compared to $1.4 million or $0.42 per diluted share for the first quarter 2004, representing a 28.14% increase in net income and a 16.67% increase in diluted earnings per share. The increase in net income for the current quarter compared to the prior year is due to strong balance sheet growth, strength in our core banking business, increased operating efficiencies and one-time gains on the sale of assets.

The quarter-to-quarter and year-to-date comparisons are impacted by Merchants’ acquisition of Random Lake Bancorp, Limited (“Random”) and its subsidiary Wisconsin State Bank (“WSB”) on August 12, 2004. The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Random were recorded at their respective fair values on the acquisition date. Merchants acquired approximately $102.3 million in assets, $72.9 million in loans, $80.0 million in deposits and recognized goodwill and intangible assets of approximately $6.1 million related to the transaction.

Merchants’ total assets increased 19.4% from $1.2 billion at March 31, 2004, to $1.4 billion at March 31, 2005. Gross loans increased 22.3% from $881.3 million at March 31, 2004, to $1.1 billion at March 31, 2005. Total deposits grew 14.6% from $918.0 million at March 31, 2004 to $1.1 billion at March 31, 2005. Our balance sheet growth since March 31, 2004 is due to internal growth as well as the acquisition of WSB.

Michael J. Murry, Chairman, stated, “2004 was a year of significant change and transition for our organization. We took significant steps to reduce the risk inherent in a larger organization and invested heavily in building an operational platform that will allow for future expansion. The first quarter was significant as we began to realize the advantages and efficiencies of our new operational platform. Due to the changes made in 2004, our bank personnel were able to focus on enhancing customer service which generated significant core loan growth during the first quarter. In addition, our operations personnel were able to focus on generating efficiencies which translated into the realization of significant cost savings. We expect these trends to continue during 2005 and beyond.”

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Merchants & Manufacturers Bancorporation, Inc.

Press Release — 3/31/05

Net interest income was $11.5 million for the first quarter of 2005 compared to $9.8 million for the same time period of 2004. The increase is due to the revenue resulting from the acquisition of WSB, as well as to the increase in loan volume funded by the growth in deposits and borrowings. WSB generated $975,000 of net-interest income during the first quarter of 2005. Net interest margin was 3.74% for the first quarter 2005 compared to 3.76% for the same period in 2004. The decline in net interest margin was due to strong loan growth which was funded with deposit growth as well as higher cost borrowings. We will focus on generating low cost deposits to fund continued loan growth. Due to the repositioning of our balance sheet in 2003 and 2004, we believe we are positioned to take advantage of increasing interest rates.

Merchants’ provision for loan losses was $390,000 for the first quarter of 2005 compared to $450,000 for the same quarter of 2004. Merchants’ ratio of allowance for loan losses to total loans was 0.96% and 1.07% at March 31, 2005 and 2004, respectively. The ratio of allowance for loan losses to non-performing loans was 194.0% at March 31, 2005 compared to 212.5% at March 31, 2004. Asset quality remains strong, as non-performing assets equaled 0.48% of total assets at March 31, 2005 compared to 0.57% at March 31, 2004.

Non-interest income for the first quarter of 2005 was $4.1 million compared to $2.7 million for the first quarter of 2004 an increase of 51.9% for the quarter. Service charges on deposit accounts increased $228,000 and service charges on loans increased $298,000 for the quarter ended March 31, 2005 versus 2004. Gains on sales of mortgage loans decreased $41,000 when comparing the first quarter 2005 with the same period in 2004. In addition, net gains on the sale of assets and securities amounted to $396,000 for the three months ended 2005 compared to $177,000 during the same period in 2004. Other fee income for the three month period ending March 31, 2005 included non-recurring fee income of $490,000 related to the sale of Pulse EFT Association to Discover Financial Services as well as additional income related to the acquisition of WSB. WSB generated $243,000 of non-interest income during the first quarter of 2005.

Non-interest expense was $12.6 million for the first quarter of 2005, compared to $10.1 million for the first quarter of 2004, an increase of 24.8%. Salaries and employee benefits increased $1.4 million for the quarter, occupancy expense increased $394,000 for the quarter and other non-interest expense increased $714,000 for the quarter. The growth in non-interest expense is partially affected by the acquisition of WSB. The WSB operations added $885,000 of expenses in the first quarter of 2005.

UNAUDITED	For the Three Months ended March 31,
	2005	2004	Change
Net Income	$1.803	$1.407	28.14%
Basic EPS	$0.49	$0.42	16.67%
Diluted EPS	$0.49	$0.42	16.67%

Figures in millions except for earnings per share

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Merchants & Manufacturers Bancorporation, Inc.

Press Release — 3/31/05

Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee. Through our Community Financial Group network, we operate seven banks in Wisconsin (Community Bank Financial, Fortress Bank, Franklin State Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank), one bank in Minnesota (Fortress Bank Minnesota) and one bank in Iowa (Fortress Bank Cresco). Our banks are separately chartered with each having its own name, management team, board of directors and community commitment. Together, our banks operate 45 offices in the communities they serve with more than 100,000 clients and total assets of $1.4 billion. In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services. Merchants’ shares trade on the “bulletin-board” section of the NASDAQ Stock Market under the symbol “MMBI.”

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements concerning the Corporation’s prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation’s control, that could cause the Corporation’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation’s loan and investment portfolio; and the result of the Corporation’s discussions with the WDR. Such uncertainties and other risk factors are discussed further in the Corporation’s filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

For more information contact:

Michael J. Murry, Chairman of the Board of Directors — (414) 425-5334
Frederick R. Klug, Executive Vice President and Chief Financial Officer — (262) 827-5632

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Merchants & Manufacturers Bancorporation, Inc.

Press Release — 3/31/05

UNAUDITED

	At or for the Three Months ended March 31
	(Amounts In Thousands, Except
	Share and Per Share Amounts)

For the Period:	2005	2004	% change

Interest Income	$17,719	$14,368	23.32%
Interest Expense	6,181	4,542	36.09%

Net Interest Income	11,538	9,826	17.42%

Provision for Loan Losses	390	450	(13.33%)

Non-Interest Income	4,093	2,695	51.87%
Non-Interest Expense	12,577	10,082	24.75%

Net Before Tax	2,664	1,989	33.94%
Income Tax	861	582	47.94%

Net Income	$1,803	$1,407	28.14%

End of Period:	3/31/05	3/31/04	% change

Assets	$1,385,270	$1,160,577	19.36%
Loans	1,077,462	881,293	22.26%
Allowance for Loan Losses	10,368	9,412	10.16%
Deposits	1,052,406	918,036	14.64%
Shareholders’ Equity	91,716	81,860	12.04%

Per Share:

Net Income (basic)	$0.49	$0.42	16.67%
Net Income (diluted)	$0.49	$0.42	16.67%
Book Value	$24.96	$24.54	1.71%
Dividends Declared	$0.18	$0.18	0.00%

Average Shares Outstanding (basic)	3,674,054	3,331,255
Average Shares Outstanding (diluted)	3,698,728	3,368,265
Ending Shares Outstanding	3,674,054	3,335,356

Key Ratios:

Net Interest Margin	3.74%	3.76%
Return on Average Assets	0.54%	0.49%
Return on Average Common Equity	7.92%	7.07%

Shareholders Equity to Assets Ratio	6.62%	7.05%
Tier 1 Capital to Average Assets Ratio	6.54%	6.92%

Non-performing Loans/Total Loans	0.50%	0.50%
Non-performing Assets/Total Assets	0.48%	0.57%
Allowance for Loan Losses/ non-performing Loans	194.01%	212.50%